Exhibit 99.8(JJ)

DISTRIBUTION AND SERVICES AGREEMENT

Ladies and Gentlemen:

We have an agreement (the “Distribution Agreement”) with the Deutsche Asset Management VIT Funds and the series thereof, (the “Funds”).  Pursuant to the Distribution Agreement, we, PFPC Distributors, Inc. (the “Distributor”), act as the distributor of units of beneficial interest of the Funds designated “Class B Shares” (collectively, the “Shares”). You maintain various separate accounts (“Accounts”) organized as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”) that are funded by variable life insurance and/or variable annuity contracts (“Contracts”) purchased by individual contract owners who from time to time beneficially own Shares (“Customers”).  The Accounts include or propose to include certain of the Funds as an investment alternative offered to Customers.  The terms “Prospectus” and “Statement” as used herein refer respectively to the then-current prospectus and statement of additional information relating to the Shares forming parts of the Registration Statement on Form N-1A of a Fund under the Securities Act of 1933, as amended (the“1933 Act”).

As used herein, unless the context otherwise requires, “we,” “ours” and/or “us” refer to the Distributor and “you,” “your” and “yours” refer to the company that is the counterparty to this Agreement (the “Service Organization”).

1.  Services.  As applicable, you agree to provide some or all of the services set forth on Schedule A hereto, each of which is primarily intended to result in the sale of Class B Shares of the Funds.  Payments under this Plan are not limited to the expenses actually incurred in providing services hereunder, and such payments may exceed expenses actually incurred.  Furthermore, any portion of any fee paid to the Distributor or to any of its affiliates by the Funds, or any of their past profits or other revenue, may be used in their sole discretion to provide services to Customers, to compensate Service Organizations, including for marketing or other costs, or to foster distribution of Class B Shares. The Distributor or the investment adviser of the Funds (the “Investment Adviser”) or their affiliates may, from such entity’s own resources, pay a fee to a Service Organization whose Customers have or may have a direct or indirect beneficial interest in Class B Shares. In providing such services, you are acting as an independent contractor and not as an employee or agent of the Funds, or us.

You will maintain all records required by law.  Such records shall be preserved, maintained and made available to the extent required and in accordance with the 1940 Act, and the Securities Exchange Act of 1934 (the “1934 Act”), and the rules thereunder.  Upon request by a Fund or us, you agree to promptly make copies or, if required, originals of such of these records available to the Funds or us, as the case may be.

You also agree to promptly notify the Funds or us if you experience any difficulty in maintaining the records described in the foregoing in an accurate and complete manner.  This provision shall survive the termination of this Agreement.

You agree to furnish the Funds, the investment Adviser and us with such occasional and periodic reports as shall reasonably be requested from time to time to enable us or the Funds to comply with applicable laws and regulations (including, without limitation, providing reports relating to blue sky and other state securities laws and regulations) and with such other information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Accounts and Customers of the services described herein). Moreover, you agree to provide to the Funds, the Investment Adviser and us access to you and your personnel at our reasonable request during normal business hours to confirm compliance with the provisions of this Agreement and applicable law.  In performing services hereunder, you agree that you will not engage in any activities set forth in Schedule B.

You shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Accounts and the Customers.  You agree that Customers are customers of yours and not of ours. You further agree that we may instruct Customers to contact you directly if those Customers contact us for the purpose of attempting to transact Contract-related business.  Additionally, you agree to resolve problems or discrepancies in Customer Contract-related accounts, which relate to or are between those Customer Contract-related accounts and your omnibus accounts at the Funds.

Neither we, the Investment Adviser nor any Fund assumes any responsibility or obligation as to your right to make Shares available to Accounts and Customers in any state or jurisdiction.  You agree that you will use all reasonable efforts not to make any Shares available to Accounts, Customers or persons (i) in any jurisdiction in which you are not properly licensed to sell Contracts or in which Shares are not qualified for sale, or (ii) at any time after the Distributor or any Fund has provided you with written notice that any Fund is not then currently offering Shares to the public.

We may enter into other similar agreements with any other person or persons without your consent.

2.  Orders for Shares.  Subject to applicable provisions of the Securities Act of 1933 and the Investment Company Act of 1940, purchase and redemption orders for Shares of a Fund will be processed in accordance with the terms of the Fund Participation Agreement entered into by and among the Service Organization, the Funds and the investment Advisor.  Service Organization agrees to use all reasonable efforts to assist the Funds in identifying “market timers” or investors who engage in a patter of short-term trading.

3.  Fees.                 (a) Each Fund has adopted a plan pursuant to Rule 12b-l under the 1940 Act providing for payment of 12b-l fees of up to .25% of the value of the average daily net assets of the Class B Shares held of record by an Account from time to time on behalf of Customers (the “Customers’ Shares”).  In consideration of the services and facilities provided by the Service Organization, the Distributor, on behalf of each Fund, may pay to the Service Organization, and the Service Organization will accept as full payment therefor, a fee in an amount obtained by multiplying the applicable percentages set forth on Schedule C by the average daily net assets of the Customers’ Shares, which fee will be computed daily and payable quarterly.

(b) For purposes of determining the fees payable under this Section 3, the average daily net assets of the Customers’ Shares will be computed in the manner specified in the relevant Fund’s registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Class B Shares for purposes of purchases and redemptions.  If in any period the aggregate amount payable to Service Organization is less than $200, the Distributor may, in its discretion, defer the payment of such amount until it, together with a subsequent payment or payments, exceeds $200.

(c) Service Organization will provide to Accounts and Customers a schedule of fees showing the compensation payable to the Service Organization hereunder, along with any other fees charged by it to Accounts and Customers relating to their assets that are invested in Class B Shares.

(d) The fees paid pursuant to this Agreement shall be payable only after, for so long as and to the extent that the Distributor has received an amount equal to the fees payable to Service Organization from each Fund pursuant to such Fund’s Distribution Plan, as amended from time to time, adopted pursuant to Rule 12b-l under the 1940 Act.

4.  The Distributor’s Responsibilities; Limitation of Liability for Claims.  Any printed information that we furnish to you other than the Prospectus, the Statement, information supplemental to the Prospectus and the Statement, periodic reports, proxy solicitation materials and any other printed materials provided or approved by the Funds are our sole responsibility, and not the responsibility of any Fund, and you agree that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to you in these respects. You also agree that the payment of compensation to you under this Agreement is solely our responsibility and not that of any Fund, and you agree that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to you with respect to any indebtedness, liability or obligation hereunder.  Further, it is understood, in the case of each Fund that is organized as a Massachusetts business trust or series thereof, that the declarations of trust for each trust refers to the trustees collectively as trustees and not as individuals personally, and that the declaration of trust provides that no shareholder, trustee, officer, employee or agent of the trust shall be subject to claims against or obligations of the trust to any extent whatsoever, but that the trust estate only shall be liable.  No Fund shall be liable for the obligations or liabilities of any other Fund.  No series of any Fund, if any, shall be liable for obligations of any other series.

5.  Pricing Errors.  The parties agree that any error in the computation of the net asset value of a Fund’s Shares shall be resolved in accordance with the terms of the Fund Participation Agreement.

6.  Termination; Assignment.  This Agreement shall be terminable without penalty upon 30 days’ written notice to us by you and upon 30 days’ written notice to you by us; provided, however, that any termination of this Agreement shall not affect any unpaid obligations under this Agreement and you shall be entitled to receive all fees earned up to and including the effective date of termination.

This Agreement shall not be assignable by any party without the prior written consent of the other parties.  Nothing in this Agreement is intended to confer upon any person other than the Funds and the parties hereto and their permitted assigns and successors any rights or remedies under or by reason of this Agreement.

7.  Publicity.  The Funds will provide you on a timely basis with investment performance information for each Fund, including total return for the preceding calendar month and calendar quarter, the calendar year to date, and the prior one-year, five-year, and ten-year (or life of the Fund) periods. You may prepare communications for Customers (“Customer Materials”).  You shall provide copies of Customer Materials that refer or relate to the Funds directly to the Distributor concurrently with their first use for the Distributor’s internal recordkeeping purposes. It is understood that neither the Distributor nor any Fund shall be responsible for errors or omissions in, or the content of, Customer Materials, except to the extent that such errors or omissions are directly attributable to information provided by the Distributor or the Fund.

8.  Standard of Care; Indemnification.  In carrying out the obligations under this Agreement, each party agrees to act in good faith and without negligence.

You agree to and do release, indemnify and hold each Fund, its Investment Adviser, the Distributor and their and our respective officers, trustees, directors and controlling persons harmless from and against any and all direct claims, liabilities, expenses or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder.  Without limiting the generality of the foregoing, you agree that this provision will apply to claims, liabilities, expenses or losses arising out of (a) your making any statement or representation concerning the Shares that is not contained in the relevant Prospectus or Statement or in such printed material issued by us or a Fund as information supplemental to the Prospectus and Statement (including, without limitation, any statement, representation or omission contained in Customer Materials) or has been approved for use by the Fund in accordance with the Participation Agreement and (b) a sale or offering of Shares (i) in any state or jurisdiction in which such Shares are not qualified for sale or exempt from the requirements of the relevant securities laws or in which you are not properly licensed or authorized to make offers or sales, or (ii) at any time after the Distributor or any Fund provides written notice that any Fund is not then currently offering Shares to the public. The Funds and the Distributor, separately and not jointly and in each case solely to the extent of such parties’ responsibilities hereunder, agree to and do release, indemnify and hold you and your officers, directors and controlling persons harmless from and against any and all direct claims, liabilities, expenses or losses resulting from requests, directions, actions or inactions of or by us, any Fund or respective officers, employees or agents regarding each of the Funds and the Distributor’s separate responsibilities hereunder.  Without limiting the generality of the foregoing, the Distributor agrees that this provision will apply to claims, liabilities, expenses or losses arising out of statements made by you or your agents that are extracted without modification, from the relevant Prospectus or Statement or in such printed material the Distributor or the Funds issues as information supplemental to the Prospectus and Statement, including but not limited to fund performance information.

This provision shall survive the termination of this Agreement.

9.  Representations and Warranties.  Each party hereby represents and warrants to the other that it is duly authorized by all necessary action, approval or authorization to enter into this Agreement and that it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

You further represent, warrant and agree that:

(i) you are fully authorized by applicable law and regulation and by any agreement you may have with any Account, Customer or client for whom you may act pursuant to this Agreement to perform the services and receive the compensation therefor described in this Agreement;

(ii) in performing the services described in this Agreement, you will comply with all applicable laws, rules and regulations;

(iii) if you are not duly registered as a broker-dealer under Section 15 of the 1934 Act or as a transfer agent under Section 17A of the 1934 Act and, in each case, applicable state securities laws and regulations, you are not required to be so registered and will not be required to be so registered in order to perform this Agreement;

(iv) neither you nor any of your “affiliates” (as such term is defined in 29 C.F.R. Section 2510.3-21 (e)) is a “fiduciary” of any employee benefit plan as such term is defined in section 3(21) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); and

(v) the receipt of fees hereunder will not constitute a “prohibited transaction” as such term is defined in section 406 of ERISA and section 4975 of the Code.

10. Fund/SERV and Networking.  Transactions in Shares may be effected through the Fund/SERV and/or the Defined Contribution Clearance and Settlement (DCC&S) service of the National Securities Clearing Corporation (the “NSCC”), and, if applicable, account records may be maintained through the Networking service of the NSCC, if a Fund/SERV and/or DCC&S Agreement is in effect between you and the Distributor, on the terms set forth in such Agreement.

11. Fund Participation Agreement.  This Agreement is supplemental to the Fund Participation Agreement (“FPA”) entered into with the Funds to allow shares to be sold through the Accounts.  Should conflicts exist between the terms of this Agreement and the FPA, the FPA will control.

12. Governing Law; Complete Agreement.  This Agreement shall be governed by and construed in accordance with the laws (except the conflict of law rules) of the Commonwealth of Massachusetts.

This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

13. Amendment.  This Agreement, including the Schedules thereto, may be modified or amended and the terms of this Agreement may be waived only by writings signed by each of the parties.

14. Notices.  All notices and communications shall be mailed or telecopied to you to the address set forth below and to us at PFPC Distributors, Inc., 760 Moore Road, King of Prussia, PA 19406, Attention: Bruno DiStefano (Fax No.: 610-382-8645), or in any case to such other , address as a party may request by giving written notice to the other.

National Integrity Life Insurance Company

515 W. Market Street, Suite 800

Louisville, KY 40202

Attention: General Counsel

Please indicate your confirmation and acceptance of this Agreement as of the date written below by signing below.

Accepted and Agreed:

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/G. Stephen Wastek
Name:	G. Stephen Wastek
Title:	Assistant General Counsel & Asst. Secretary

PFPC DISTRIBUTORS, INC.
By:	/s/Bruno Distefano
Name:	Bruno Distefano, Vice President

Effective Date:	5-18-04

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the body of the Services Agreement.

SCHEDULE A

Share Services

(i)  enabling Accounts and Customers to invest the assets of their accounts in Shares;

(ii)  providing information periodically to Accounts and Customers showing their beneficial positions in Shares;

(iii)  providing sub-accounting with respect to Shares beneficially owned by Customers;

(iv)  if required by law, forwarding shareholder communications from the relevant Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers at your expense, with such material to be provided to you by the Funds to the extent reasonably practicable upon 10 Business Days’ notice;

(v)  maintaining records of dividends and distributions; and disbursing dividends and distributions and reinvesting such in the relevant Fund for the benefit of Customers;

(vi)  preparing and delivering to Customers and state and federal regulatory authorities, including the U.S. Internal Revenue Service, such information respecting dividends and distributions paid by the relevant Fund as may be required by law;

(vii)  maintaining adequate records for each Account and Customer reflecting Shares purchased and redeemed, including dates and prices for all transactions, and Share balances;

(viii)  preparing and delivering to Customers periodic account statements showing for each Account and Customer, respectively, the total number of Shares beneficially held as of the statement closing date, purchases and redemptions of Shares during the statement period, and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), including dates and prices for all transactions;

(ix)  on behalf of and to the extent requested by each Customer and as required by law, at your expense deliver to Customers Prospectuses, Statements and other materials provided to you by the Funds to the extent reasonably practicable upon 10 Business Days’ notice;

(x)  maintain daily and monthly purchase summaries (expressed in both Share and dollar amounts) for each Customer; and

(xi)  settle orders in accordance with the terms of the Prospectus and Statement of the Funds.

Other Services

The following services may be provided by the Service Organizations:

(i)  advertising the Funds either alone or together with other funds;

(ii)  providing services to Customers relating to their beneficial investment in the Funds, including their inquiries;

(iii)  the production and dissemination of prospectuses and statements of additional information of the Funds and the preparation, production and dissemination of sales, marketing and shareholder servicing materials for existing and prospective Customers;

(iv)  holding seminars and sales meetings designed to promote the distribution of Class B Shares;

(v)  training and educating sales personnel of Service Organizations regarding the Funds;

(vi)  providing all other services as may be incidental to the services enumerated above;

(vii)  providing such other services as may be normal or customary for service providers performing substantially similar services; and

(viii)  providing such other services as may be mutually agreed by the parties to the extent permitted under applicable statutes, rules and regulations.

SCHEDULE B

Prohibited Activities

(i)  You shall not withhold placing orders for the Shares received from Accounts and Customers so as to profit yourself as a result of such withholding.

(ii)  You shall not place orders for Shares unless you have already received purchase orders for Shares at the applicable public offering price and subject to the terms hereof.

(iii)  You agree that you will not offer or sell any Shares except under circumstances that will result in compliance with applicable federal and state securities laws and that in connection with sales and offers to sell Shares you will furnish to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the relevant Prospectus and, if requested, the corresponding Statement (each as then amended or supplemented) and will not furnish to any person any information relating to a Fund that is inconsistent in any respect with the information contained in the Prospectus and Statement (each as then amended or supplemented), unless the Service Organization obtains prior approval from the Fund, which approval shall not be unreasonably withheld.

(iv)  You shall not make any representations concerning the Shares except those contained in the relevant Prospectus and Statement and in such printed information subsequently issued by us or a Fund as information supplemental to the Prospectus and Statement, including investment performance information.

SCHEDULE C

Fees

Total Annual Fee as % of
Average Net Assets of
Name of Fund	Customers’ and Plans’ Shares held in:

Equity 500 Index Fund, Class B	0.XX	%
EAFE Equity Index Fund, Class B	0.XX	%
Small Cap Index Fund, Class B	0.XX	%